Exhibit 10.15.2

PERSONAL AND CONFIDENTIAL

April 22, 2005

PaeTec Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Attention:	Mr. Arunas A. Chesonis
Chairman and Chief Executive Officer

Dear Arunas:

This letter confirms our agreement that Kline Hawkes & Co. will act as a non-exclusive financial and transactions advisor to PaeTec Corp. (“you” or the “Company”) in connection with (1) a possible equity recapitalization of the Company related to a contemplated initial public offering of your common stock (such recapitalization herein referred to collectively as the “Equity Transactions”) and (2) a $40.0 million second lien junior secured credit facility or amendment and restatement of the Company’s existing first lien senior secured credit facility (herein referred to collectively as the “Debt Transactions”).

Services. During the term of our engagement, we will advise and assist you in connection with the planning, negotiation, execution and closings of the Equity Transactions and the Debt Transactions. Included in these transaction services are assistance with structuring and negotiating the Equity Transactions and Debt Transactions.

Except as required by applicable law, we shall keep confidential all non-public information provided to us by or on behalf of the Company, and shall not disclose such information to any third party, other than to our employees, affiliates, agents and advisors that we determine have a need to know in order for us to perform our services hereunder.

Compensation. In connection with this engagement, you will pay us an equity success fee, in cash, of $500,000, which shall be payable only if the Company consummates the Equity Transactions and a related initial public offering of your common stock. The equity success fee will be due as soon as reasonably practicable following the consummation of the Equity Transactions, but in no event more than three business days following the date on which the Equity Transactions shall have been consummated. The payment of such equity success fee will represent the sole compensation payable to us for the Equity Transactions services rendered

PaeTec Corp.

April 22, 2005

hereunder. Our fee will not be reduced by any obligation that you may have to any other advisor or any underwriter.

In connection with this engagement, you will pay us a debt success fee in cash, of $500,000, which shall be payable only if the Company consummates the Debt Transactions. The debt success fee will be due as soon as reasonably practicable following the consummation of the Equity Transactions, but in no event more than three business days following the date on which the Equity Transactions shall have been consummated (it being understood that the Debt Transactions will be consummated prior to or substantially concurrently with the Equity Transactions). The payment of such debt success fee will represent the sole compensation payable to us for the Debt Transaction services rendered hereunder. Our fee will not be reduced by any obligation that you may have to any other advisor or any underwriter.

Reimbursement. We will be solely responsible for our reasonable out-of-pocket costs and expenses incurred in connection with this engagement, including travel, reproduction and similar expenses, as well as the fees and expenses of legal counsel and any other outside professionals retained by us, whether or not the Equity Transactions or Debt Transactions are consummated; provided, however, that we will not be required to incur out-of-pocket costs and expenses in excess of $20,000 in connection with our rendering of services hereunder.

Term. The term of our engagement will begin on the date hereof and shall terminate on the earlier of (i) December 31, 2005, if a definitive purchase agreement with respect to an initial public offering of your common stock has not become effective on or prior to such date, either upon written notice from us to you or upon written notice from you to us, or (ii) the closing of the Equity Transactions. We and the Company also may terminate our engagement at any time by mutual written agreement. The cash equity and debt success fees will be payable only upon the closing of the Equity Transactions at any time prior to the termination of our engagement.

Indemnification. Because we will be acting on your behalf, you will indemnify us and related persons according to the indemnification provisions in Annex A. Your obligations in Annex A will remain operative regardless of any termination or completion of our services hereunder.

Miscellaneous. We will provide our financial advisory services exclusively for the information of your Board of Directors, committees of the board and senior management, who will make all decisions regarding whether and how to pursue the Equity Transactions or Debt Transactions.

This letter agreement contains our entire agreement concerning the subject matter hereof and supersedes any prior understandings and agreements.

PaeTec Corp.

April 22, 2005

This letter agreement is made and will be construed under and in accordance with the laws of the State of New York (without reference to any principle of the conflict of laws).

Any waiver of any right or obligation hereunder must be in writing signed by the party against whom such waiver is sought to be enforced. Any amendment hereto must be in writing signed by you and us.

[signature page follows]

PaeTec Corp.

April 22, 2005

After reviewing this letter agreement, please confirm that it is in accordance with your understanding by signing and returning to us the enclosed copy.

Very truly yours,

KLINE HAWKES & CO.

By:	/s/ FRANK R. KLINE

Printed Name:	Frank R. Kline

Title:	Chief Executive Officer

Accepted and Agreed as of the date set forth above:

PAETEC CORP.

By:	/s/ ARUNAS A. CHESONIS
Arunas A. Chesonis
Chairman and Chief Executive Officer

Annex A

The Company will indemnify and hold harmless Kline Hawkes & Co. (“KH”), and its affiliates, partners, directors, officers, agents and employees (each, an “Indemnified Person”), from and against any losses, claims, damages, liabilities or expenses (including actions, claims or proceedings in respect thereof (collectively, “Proceedings”) brought by or against any person, including stockholders of the Company (collectively, “Losses”) arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the letter agreement; provided, however, that the Company will not be obligated to indemnify for any Losses of any Indemnified Person that are determined by a court of competent jurisdiction in a final judgment not subject to appeal to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person. The Company agrees that in no event will KH be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits arising out of the letter agreement or the services provided thereunder, and the Company agrees not to seek or claim any such damages or profits in any circumstance.

The Company’s indemnity obligations hereunder shall be in addition to any liability that it may otherwise have, and shall inure to the benefit of any successors, assigns, heirs and representatives of any Indemnified Person. The provisions of this Annex A shall survive any termination or other expiration of the letter agreement, the consummation of any transaction contemplated thereby or the other completion of KH’s services with respect thereto.